CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated February 27, 2015 on the financial statements and financial highlights of the Berwyn Fund, Berwyn Income Fund, and Berwyn Cornerstone Fund, each a series of shares of beneficial interest in The Berwyn Funds.  Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders, which is incorporated by reference into the Combined Proxy Statement and Prospectus.

BBD, LLP

Philadelphia, Pennsylvania
February 19, 2016